UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: January 13, 2010
(Date of earliest event reported): January 8, 2010

International Textile Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

  804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408
(Address, Including Zip Code, of Principal Executive Offices)

(336) 379-6220
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address,
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in the 4th paragraph under  “Section 8 – Other Events” is incorporated by reference hereunder.

Section 8 – Other Events.

As previously disclosed by International Textile Group, Inc. ( the “Company”), on June 30, 2009, Global Safety Textiles Holdings LLC, a wholly-owned subsidiary of the Company (“GST Holdings”), all of its direct and indirect U.S. subsidiaries, including, but not limited to, Global Safety Textiles LLC and GST Automotive Safety Components International, Inc., and Global Safety Textiles Acquisition GmbH and GST Widefabric International GmbH (GST Holdings and such subsidiaries collectively referred to as the “Debtors”), which Debtors operated substantially all of the Company’s automotive safety business, filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On January 8, 2010 (the “Effective Date”), the plan of reorganization of the Debtors under the Bankruptcy Code, which had been previously filed with, and approved by, the Bankruptcy Court, was deemed effective.  As a result, and also as previously disclosed, the Company no longer has an ownership interest in, or control of, the Debtors.

The Company was not a Debtor in the Bankruptcy Filing and the operations of the Company’s other primary markets: bottom-weight woven apparel fabrics, certain automotive safety airbag fabrics, government uniform fabrics, interior furnishings fabrics and specialty fabrics and services, continue to operate in the ordinary course of business.

In connection with the foregoing, and as of the Effective Date, Georg Saint-Denis, who was serving as President, Automotive Safety Europe and Asia of the Company, ceased to be employed by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

By: /s/ Russell M. Robinson III
Name: Russell M. Robinson III
Title: Vice President and Corporate Secretary

Date: January 13, 2010